Exhibit 38

The Huff Alternative Fund, L.P.
The Huff Alternative Parallel Fund, L.P.
67 Park Place
Morristown, New Jersey 07960

CONFIDENTIAL

May 27, 2008

Mr. Robert F.X. Sillerman
Chairman and President
19X, Inc.
650 Madison Avenue
New York, NY 10022

19X, Inc.
650 Madison Avenue
New York, NY 10022

Amendment to Mezzanine Commitment Letter

Ladies and Gentlemen:
This Amendment to Mezzanine Commitment Letter (this “Amendment”) amends certain sections of that certain Mezzanine Commitment Letter (the “Mezzanine Commitment Letter”), dated November 6, 2007, by and among 19X, Inc. (“you” or the “Company”), The Huff Alternative Fund, L.P. (the “Huff Fund”) and The Huff Alternative Parallel Fund, L.P. (the “Huff Alternative Fund” and, together with the Huff Fund, “Huff,” “we” or “us”).

Section 1.  Amendment to the Mezzanine Commitment Letter

Section 14 (No Obligation) of the Mezzanine Commitment Letter is hereby amended by deleting “June 30, 2008” in the last sentence of such section and replacing it with “October 31, 2008.”

In connection with this Amendment, the Company represents that it is not paying, to any of the parties thereto or to any of their respective affiliates, any fee or other remuneration in connection with any extension, amendment or replacement of any of the following: (i) the Equity Commitment Letter (the “Sillerman-Fuller Letter”) dated November 7, 2007 with Robert F.X. Sillerman and Simon Robert Fuller; (ii) the Mezzanine Commitment Letter (the “Sillerman Letter”) dated November 7, 2007 with Robert F.X. Sillerman; (iii) the Debt Commitment and Engagement Letter and the Debt Fee Letter (the “CS-DB Letters”), each dated November 7, 2007, with Credit Suisse, Credit Suisse Securities (USA) LLC, Deutsche Bank Trust Company Americas and Deutsche Bank Securities, Inc.; or (iv) the Equity Commitment Letter and Equity Fee Letter (the “CS Letters”), each dated November 7, 2007, with Credit Suisse Management LLC.  The Company further represents that if any such fee or other remuneration is paid (whether now or in the future) in connection with any such extension, amendment or replacement, the Huff Fund and the Huff Alternative Fund shall promptly be paid the same such fee or other remuneration on a proportionate basis.

The foregoing amendment is limited in effect and, except as specifically set forth in this Section 1, shall apply only as expressly set forth in this Amendment and shall not constitute a waiver, modification or amendment of any other provision of the Mezzanine Commitment Letter.   The Mezzanine

Commitment Letter is modified only by the express provisions of this Amendment, and shall as so modified remain in full force and effect and is hereby ratified and confirmed by the Company in all respects.  This Amendment shall become effective upon execution and delivery hereof by the Company and us.

Section 2.  Amendments; Governing Law, Etc.

This Amendment shall not be assignable by you without the prior written consent of Huff (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons).  This Amendment may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.  This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic transmission (e.g. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.  This Amendment supersedes all prior understandings, whether written or oral, between us with respect to the subject matter hereof.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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Very truly yours,

THE HUFF ALTERNATIVE FUND, L.P.

By:	/s/ Bryan Bloom
Name: Bryan Bloom
Title: Counsel

THE HUFF ALTERNATIVE PARALLEL FUND, L.P.

By:	/s/ Bryan Bloom
Name: Bryan Bloom
Title: Counsel

Accepted and agreed
to as of the date first
above written:

19X, Inc.

By:   /s/ Robert F.X. Sillerman
         Name:  Robert F.X. Sillerman
         Title:  President